Exhibit 21

SIGNIFICANT SUBSIDIARIES OF CARNIVAL CORPORATION AND CARNIVAL PLC (1)

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Costa Crociere S.p.A. (“Costa”) (2)	Italy
HAL Antillen N.V.	Curacao
Holland America Line N.V. (3)	Curacao
Princess Bermuda Holdings Ltd.	Bermuda
Princess Cruise Lines Ltd. (4)	Bermuda
Sunshine Shipping Corporation Ltd. (“Sunshine”) (5)	Bermuda

(1)	Carnival Corporation, incorporated in the Republic of Panama, and Carnival plc, incorporated in England and Wales, are separate legal entities, which have entered into a DLC arrangement as discussed in Notes 1 and 3 to the Consolidated Financial Statements in Exhibit 13 to this Form 10-K. We have accounted for the DLC transaction under U.S. GAAP as an acquisition by Carnival Corporation of Carnival plc. Accordingly, we have determined the significant subsidiaries based upon the consolidated results of operations and financial position of Carnival Corporation & plc. All of our cruise brands are 100% owned, except as noted in (2) below.
(2)	Subsidiary of Carnival plc (99.97% owned by Carnival plc).
(3)	Subsidiary of HAL Antillen N.V.
(4)	Subsidiary of Sunshine.
(5)	Subsidiary of Princess Bermuda Holdings Ltd.